Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investor Relations (800) 400-6407 investor.relations@primeasset.com
Income Opportunity Realty Investors, Inc. Reports Second Quarter 2010 Results
DALLAS (August 16, 2010) Income Opportunity Realty Investors, Inc. (AMEX:IOT), a Dallas-based real estate investment company, today reported results of operations for the second quarter ended June 30, 2010. IOT announced today that the Company reported a net income applicable to common shares of $144,000 or $0.03 per share for the period ended June 30, 2010, as compared to a net loss applicable to common shares of ($754,000) or ($0.18) per share for the same period ended 2009.
Rental and other property revenues were $126,000 for the six months ended June 30, 2010. This represents a decrease of $13,000, as compared to the prior period revenues of $139,000, due to a decrease in our rental income received from the leasing of our storage warehouse.
Property operating expenses were $87,000 for the six months ended June 30, 2010. This represents a decrease of $9,000, as compared to the prior period operating expenses of $96,000 due to a decrease in overall operating expenses.
General and administrative expenses were $179,000 for the six months ended June 30, 2010. This represents an increase of $31,000, as compared to the prior period expenses of $148,000. This increase was due to an accrual of $33,000 for accounting fees without a similar accrual in the prior period, an increase in legal and professional fees of $9,000, offset by $11,000 decreases in various corporate related expenses.
Interest income was $1.3 million for the six months ended June 30, 2010. This represents an increase of $579,000 as compared to the prior period interest income of $751,000. The increase is due to the receipt of cash on the receivables from Unified Housing Foundation, Inc. in the current period. The notes are excess cash flow notes and interest on the notes is recorded as cash is received. More cash was received in the current period as compared to the prior period.
Mortgage loan and interest expense was $663,000 for the six months ended June 30, 2010. This represents a decrease of $437,000 as compared to the prior period expense of $1.1 million. The decrease is due to the modification of a current mortgage resulting in a lower interest rate.
Earnings from unconsolidated subsidiaries and investees relate to IOT’s 10.0% investment in TCI Eton Square, LP. This investment is accounted for under the equity method and recognizes its portion of the current period earnings.
Discontinued operations consist of an office building and a shopping center that were sold in 2009. As of June 30, 2010, there were no properties held for sale, sold during the six months ended June 30, 2010 or sold subsequent to that date.
About Income Opportunity Realty Investors, Inc.
Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(dollars in thousands, except share and per share amounts)
Revenues:
Rental and other property revenues	$65	$70	$126	$139

Expenses:
Property operating expenses	35	54	87	96
Depreciation and amortization	—	13	—	26
General and administrative	123	186	179	148
Advisory fee to affiliates	216	222	434	447

Total operating expenses	374	475	700	717

Operating loss	(309)	(405)	(574)	(578)

Other income (expense):
Interest income	621	317	1,330	751
Mortgage and loan interest	(330)	(465)	(663)	(1,101)
Earnings from unconsolidated subsidiaries and investees	—	—	3	—

Total other income (expenses)	291	(148)	670	(350)

Income (loss) before gain on land sales, non-controlling interest, and taxes	(18)	(553)	96	(928)

Income (loss) from continuing operations before tax	(18)	(553)	96	(928)
Income tax benefit	—	59	48	61

Net income (loss) from continuing operations	(18)	(494)	144	(867)

Discontinued operations
Income from discontinued operations	—	167	—	174
Income tax expense from discontinued operations	—	(59)	—	(61)

Net income from discontinued operations	—	108	—	113

Net income (loss)	(18)	(386)	144	(754)

Earnings per share — basic
Income (loss) from continuing operations	$—	$(0.12)	$0.03	$(0.21)
Discontinued operations	—	0.03	—	0.03

Net income (loss) applicable to common shares	$—	$(0.09)	$0.03	$(0.18)

Earnings per share — diluted
Income (loss) from continuing operations	$—	$(0.12)	$0.03	$(0.21)
Discontinued operations	—	0.03	—	0.03

Net income (loss) applicable to common shares	$—	$(0.09)	$0.03	$(0.18)

Weighted average common share used in computing earnings per share	4,168,214	4,168,214	4,168,214	4,168,214
Weighted average common share used in computing diluted earnings per share	4,168,214	4,168,214	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.
BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2010	2009
	(dollars in thousands, except share and
	par value amounts)
Assets
Real estate land holdings, at cost	$29,503	$29,503

Total real estate	29,503	29,503

Notes and interest receivable from related parties	36,446	38,818
Less allowance for doubtful accounts	(1,826)	(1,826)

Total notes and interest receivable	34,620	36,992
Cash and cash equivalents	3	2
Investments in unconsolidated subsidiaries and investees	95	92
Receivable and accrued interest from related parties	48,904	46,676
Other assets	2,535	2,400

Total assets	$115,660	$115,665

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$36,940	$37,080
Deferred revenue (from sales to related parties)	6,550	6,550
Accounts payable and other liabilities	332	341

	43,822	43,971
Commitments and contingencies
Shareholders’ equity:
Common stock, $.01 par value, authorized 10,000,000 shares, issued 4,173,675 shares in 2010 and 2009	42	42
Treasury stock at cost	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	9,880	9,736

Total shareholders’ equity	71,838	71,694

Total liabilities and shareholders’ equity	$115,660	$115,665